Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our reports dated February 13, 2013, relating to the financial statements and financial highlights of Longleaf Partners Fund, Longleaf Partners Small-Cap Fund, and Longleaf Partners International Fund (three of the funds comprising Longleaf Partners Funds Trust), and February 28, 2013, relating to the financial statements and financial highlights of Longleaf Partners Global Fund (one of the funds comprising Longleaf Partners Funds Trust), which appear in such Registration Statement. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

April 30, 2013